Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Announces Launch of Newest Non-Carbonated Flavor

“Grapefruit Melon Green Tea”

Initial Launch at NACS with Significant Penetration across all channels

BOCA RATON, FL, October 2, 2019 /PRNewswire/ -- Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced the launch of their newest flavor, Grapefruit Melon Green Tea which will initially launch at the 2019 NACS Show, presented by the National Association of Convenience Stores, in Atlanta at booth #5735 in Hall C October 2nd-4th. The addition of this new flavor shines light on the continued growth of CELSIUS’ proven functional beverages and the demand for healthier energy drinks offering vitamins without the sugar and calories found in traditional energy drinks.

On the heels of an exclusive flavor launch preview event in Miami, the new flavor makes its industry debut at NACS to capitalize on consumer shifts towards healthier, better-for-you functional energy. According to SPINS third party data (Shelf Stable Energy & Functional Beverages, Convenience) for the 52 weeks ended August 11, 2019 indicates Celsius’ sales in the energy convenience channel grew at 39.5% year-over-year, showing Celsius is significantly outpacing the channel in volume growth in existing accounts. It’s anticipated that retailers will be broadening their traditional energy drink offerings in 2020 to align with today’s consumer demands and CELSIUS is well positioned to capitalize on these trends.

“The fruit forward non-carbonated Green Tea flavor is an on-trend addition to our current green tea flavors that we believe will not only expand our portfolio line-up, but continue to appeal to a broader consumer base of energy drink consumers seeking better-for-you functional energy”, stated Kyle Watson, VP of Marketing at Celsius Holdings, Inc. The strengthening of the green tea as a flavor profile, is a refreshing way to highlight the green tea that is already one of the key ingredients in the CELSIUS® proprietary MetaPlus® blend. The new Grapefruit Melon Green Tea flavor aligns with the ongoing Grapefruit and Citrus forward trends and acts as a zesty toner to the sweeter Honeydew Melon flavor profile.

Grapefruit Melon Green Tea is the newest addition to the Celsius’ line and is currently available on Amazon.com and other select fine retailers in the Fitness, Vending, and Club channels of trade with planned authorizations taking place in Vitamin Specialty, Drug, Vending, and Convenience.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia and the newest CELSIUS BCAA®’s CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com